Exhibit 4.13

EIGHTH SUPPLEMENTAL INDENTURE

DATED AS OF NOVEMBER 1, 2015

AMONG

HEWLETT PACKARD ENTERPRISE COMPANY,

AS GUARANTOR

AND

HP ENTERPRISE SERVICES, LLC,

AS COMPANY

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
AS TRUSTEE

EIGHTH SUPPLEMENTAL INDENTURE (this “Eighth Supplemental Indenture”) dated as of November 1, 2015, among Hewlett Packard Enterprise Company, a Delaware corporation (the “Guarantor”), HP Enterprise Services, LLC, a Delaware limited liability company (formerly known as Electronic Data Systems, LLC, formerly known as Electronic Data Systems Corporation) (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association (successor to Chase Bank of Texas, National Association (formerly Texas Commerce Bank National Association)), as trustee (the “Trustee”) under the indenture, dated as of August 12, 1996, between Electronic Data Systems Corporation (as predecessor to the Company) and Texas Commerce Bank National Association (as predecessor to the Trustee) (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture relating to the Company’s 7.45% Notes due 2029 (the “Securities”), dated as of October 12, 1999, between Electronic Data Systems Corporation (as predecessor to the Company) and Chase Bank of Texas, National Association (as predecessor to the Trustee) (the “First Supplemental Indenture”, and together with the Base Indenture as amended, modified or otherwise supplemented from time to time with applicability to the Securities, the “Indenture”).

WHEREAS, Section 9.01(g) of the Base Indenture permits the Company and the Trustee, at any time and from time to time, without the consent of Holders, to enter into one or more supplemental indentures to the Indenture for the purpose of adding guarantees with respect to the Securities;

WHEREAS, the Company proposes in and by this Eighth Supplemental Indenture to supplement and amend the Indenture in the manner set forth in this Eighth Supplemental Indenture as it applies to the Securities;

WHEREAS, the Guarantor desires to provide a guarantee in the manner set forth in this Eighth Supplemental Indenture;

WHEREAS, the Company and the Guarantor have requested that the Trustee execute and deliver this Eighth Supplemental Indenture, and all requirements necessary to make this Eighth Supplemental Indenture a valid instrument in accordance with its terms and to make the guarantee provided for herein the valid obligation of the Guarantor, and the execution and delivery of this Eighth Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, the Company, the Guarantor and the Trustee hereby agree that the following Sections of this Eighth Supplemental Indenture supplement the Indenture with respect to Securities issued thereunder:

SECTION 1.                            Definitions.

Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

SECTION 2.                            Guarantee.

The Guarantor hereby irrevocably and unconditionally guarantees (the “Guarantee”), as a primary obligor and not merely as a surety, to the Holders from time to time of the Securities the full and punctual payment of the principal of, premium, if any, and interest on the Securities, when and as the same become due and payable, whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, as well as any other amounts due and owing under the Indenture (the “Obligations”), according to the terms of the Securities and as set forth in the Indenture and the Securities, in each case subject to any applicable grace period or notice requirement or both. The Guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or other similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection.

SECTION 3.                            Guarantee Absolute.

The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture and the Securities, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders of the Securities with respect thereto. The liability of the Guarantor under this Eighth Supplemental Indenture shall be absolute and unconditional irrespective of:

(a)                                 any invalidity, illegality or unenforceability of the Indenture, the Securities or any other agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture; or

(c)                                  any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

The obligation of the Guarantor to make any payment hereunder may be satisfied by causing the Company to make such payment.

SECTION 4.                            Termination of Guarantee.

(a) The Guarantee shall terminate, and the obligations of the Guarantor under this Eighth Supplemental Indenture shall cease to exist, with respect to the Securities, upon payment in full of the Obligations with respect to the Securities.

(b) Unless earlier terminated pursuant to Section 4(a), the Guarantee shall automatically and unconditionally terminate, and all obligations of the Guarantor under this Eighth Supplemental Indenture shall cease to exist, upon the distribution by the Guarantor of 100% of the Company’s equity interests.  Upon the satisfaction of the conditions in the immediately preceding sentence, the Trustee and each Holder of the Securities shall be deemed to consent to the termination of the Guarantee and this Eighth Supplemental Indenture, without any action on the part of the Trustee or any Holder of the Securities.

SECTION 5.                            Waiver; Subrogation.

The Guarantor hereby waives notice of acceptance of the Guarantee, diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding filed first against the Company, protest or notice with respect to the Securities or the indebtedness evidenced thereby and all demands whatsoever.

The Guarantor shall be subrogated to all rights of the Trustee or the Holders of any Securities against the Company in respect of any amounts paid to the Trustee or such Holder by the Guarantor pursuant to the provisions of this Eighth Supplemental Indenture; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of, or based upon, such right of subrogation until all Obligations shall have been paid in full.

SECTION 6.                            No Waiver; Remedies.

No failure on the part of the Trustee or any Holder of the Securities to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.                            Duplicate Originals.

The parties may sign any number of copies of this Eighth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 8.                            Governing Law.

This Eighth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.                            Separability.

In case any provision in this Eighth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 10.                     Headings.

The section headings of this Eighth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Eighth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.                     Notices.

Any notice or communication to the Company or the Guarantor will be deemed given if in writing (i) when delivered in person or (ii) five days after mailing when mailed by next day, express or first class mail, or (iii) when sent by facsimile transmission, with transmission confirmed. Any notice to the Trustee will be effective only upon receipt. In each case the notice or communication should be addressed as follows:

if to the Company:	HP Enterprise Services, LLC
3000 Hanover Street
Palo Alto, CA 94304
Attention: Treasurer
Facsimile: 650-852-8087

if to the Guarantor:	Hewlett Packard Enterprise Company
3000 Hanover Street
Palo Alto, CA 94304
Attention: Treasurer
Facsimile: 650-852-8087

if to the Trustee:	The Bank of New York Mellon Trust Company, N.A.
400 South Hope Street, Suite 400, Los Angeles, CA 90071
Attn: Corporate Trust Administration - Corporate Unit

The Company, the Guarantor or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.

SECTION 12.                     Application of Eighth Supplemental Indenture.

The Indenture, as supplemented by this Eighth Supplemental Indenture, is in all respects ratified and confirmed. This Eighth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 13.                     Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with the duties imposed by Sections 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

SECTION 14.                     Conflict with Base Indenture.

To the extent not expressly amended or modified by this Eighth Supplemental Indenture, the Base Indenture shall remain in full force and effect.  If any provision of this Eighth Supplemental Indenture relating to the Securities is inconsistent with any provision of the Base Indenture, the provision of this Eighth Supplemental Indenture shall control.

SECTION 15.                     Trustee Disclaimer.

The Trustee makes no representation as to the validity or sufficiency of this Eighth Supplemental Indenture and the Securities other than as to the validity of its execution and delivery by the Trustee.  The recitals and statements herein and in the Securities are deemed to be those of the Company and not the Trustee and the Trustee assumes no responsibility for the same. The Trustee shall not be accountable for the use or application by the Company of Securities or the proceeds thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed, all as of the date first written above.

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Timothy C. Stonesifer
Name: Timothy C. Stonesifer
Title: Chief Financial Officer

HP ENTERPRISE SERVICES, LLC

By:	/s/ Marilyn Crouther
Name: Marilyn Crouther
Title: President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee under the Indenture

By:	/s/ R. Tarnas
Name: R. Tarnas
Title: Vice President